Trecora Announces Rafael (Ralph) Pons as New Chief Manufacturing Officer • John R. (Dick) Townsend to Retire as Executive Vice President and Chief Manufacturing Officer effective May 14, 2021 SUGAR LAND, Texas, April 21, 2021 – Trecora Resources ("Trecora" or the "Company") (NYSE: TREC), a leading provider of specialty hydrocarbons and specialty waxes, today announced the appointment of Mr. Rafael (Ralph) Pons, currently the site leader at Trecora’s South Hampton Resources facility in Silsbee, Texas, to the position of Chief Manufacturing Officer, effective May 15, 2021. The appointment will follow the retirement of John R. "Dick" Townsend, Trecora’s Executive Vice President and Chief Manufacturing Officer, effective May 14, 2021. In succeeding Mr. Townsend, Mr. Pons brings over 35 years of extensive chemical manufacturing experience at some of the industry’s leading companies, providing effective and decisive leadership in facilities management, construction management, facility support, project/program management, contract administration, operations and maintenance, and facilities planning. He holds a Master of Science degree in Operations Management from the Rensselaer Polytechnic Institute and a Bachelor of Science degree in Chemical Engineering from the University of Virginia. “I am delighted to have Ralph Pons join our executive team as Chief Manufacturing Officer,” said Pat Quarles, Trecora’s President and Chief Executive Officer. “Ralph joined the company a year ago to lead our South Hampton facility as part of our succession planning process. During the past year, it became abundantly clear to me and the Board that Ralph was the ideal candidate to succeed Dick. Ralph has been instrumental in driving strategic and structural change amidst significant market disruption. His proven leadership and track record of success in manufacturing, specifically in increasing reliability and reducing maintenance costs, will be invaluable to achieving the Company’s overall goals. “I thank Dick for the significant contributions he has made to the Company. With his involvement as a Director on the Company's Board beginning in 2011 and his subsequent move to the role of Chief Manufacturing Officer, Trecora has undergone a historic transformation, as he helped implement significant beneficial change in our manufacturing work processes. Today our manufacturing is safer, stronger, more agile and more innovative than ever before, and that is due in large part to Dick and his team,” concluded Mr. Quarles.

2 As part of the overall transition of the Company’s manufacturing leadership, Mr. Dan Roberts assumed the role as site leader at Trecora’s South Hampton Resources facility on April 19, 2021, succeeding Ralph Pons so that Mr. Pons may focus on transitioning into his new role. Mr. Roberts previously worked at Dow Chemical, Rohm and Haas, CDI Engineering, ENI, and Metton America, serving in a variety of roles. He holds a Bachelor of Science degree in Chemical Engineering from The University of Texas at Austin and a Master of Business degree from the University of Houston. About Trecora Resources (TREC) TREC owns and operates a specialty petrochemicals facility specializing in high purity hydrocarbons and other petrochemical manufacturing and a specialty wax facility, both located in Texas, and provides custom processing services at both facilities. Investor Relations Contact: Jason Finkelstein The Piacente Group, Inc. 212-481-2050 trecora@tpg-ir.com